LASERSIGHT INCORPORATED
                            3300 University Boulevard
                                    Suite 140
                             Orlando, Florida 32792

                               September 11, 1998


VIA FACSIMILE

Frederic B. Kremer, M.D.
200 Mall Boulevard
King of Prussia, Pennsylvania  19406

         Re:      Revised Agreements

Dear Dr. Kremer:

         As we recently discussed, we have agreed that the terms and conditions of the various agreements among LaserSight Incorporated ("LaserSight"), you, PhotoMed, Inc. ("PhotoMed") and various other parties, dated as of July 15, 1997, need to be amended based on the Food and Drug Administration's (the "FDA") recent approval of the LASIK Pre-Market Approval ("PMA") application.

         We have agreed as follows:

            1. Within 10 business days after the date on which all parties to this letter have signed a copy of this letter (the "Payment Date"), LaserSight will pay you $1,500,000.00, 50% of which shall be paid in cash in immediately available funds to an account or accounts designated by you, and 50% of which shall be paid (in LaserSight's sole discretion) in either cash or shares of unregistered LaserSight common stock, $.001 par value per share ("Common Stock"), the number of shares of which shall be calculated using the closing price of a share of Common Stock for the ten (10) trading days immediately preceding the Payment Date. Such shares shall have the same registration rights as are contained in Section 6.4 of the Agreement and Plan of Merger, dated July 15, 1997(the "Agreement and Plan of Merger"), among LaserSight, PhotoMed Acquisition, Inc. ("Photomed-A"), you, Photomed, Linda Kremer ("LK"), Robert Sataloff, Trustee for Alan Stewart Kremer, u/t/d December 27, 1991 ("ASK"), and Robert Sataloff, Trustee for Mark Adam Kremer, u/t/d December 27, 1991 ("MAK, and together with you, Photomed, LK and ASK the "Kremer Parties"), provided that such Common Stock shall be deemed Closing Shares for purposes of Section 6.4, the Demand Registration Statement shall remain effective for at least one (1) year, no demand for registration shall be deemed to have already occurred under Section 6.4 and references in Sections 6.4(a) and 6.4
                  (b) to the "first anniversary of the Closing Date" shall be revised to be "the second anniversary of the Closing Date."

                  The payment described in this paragraph 1 shall be in lieu of the $1,750,000.00 payment described in Section 2.2(a) of the Agreement and Plan of Merger and LaserSight shall have no further obligations pursuant to such Section so long as the payment described in the immediately preceding paragraph is made on the Payment Date. Subject to the full and timely performance of the obligations described in the immediately preceding paragraph the rights and obligations associated with the unwind of the transaction described in Section 2.2(b) of the Agreement and Plan of Merger are of no further force or effect and to your actual knowledge PhotoMed-A holds full right, title and interest to the PMA, free and clear of any claims by you and your affiliates. The parties also agree that in consideration of the receipt of the payment described in this paragraph 1, to your actual knowledge, LaserSight shall have the sole discretion to pursue commercialization of the Kremer Laser (as defined in the Agreement and Plan of Merger) and related PMA and therefore the parties acknowledge that LaserSight has discharged its obligations under Section 6.5 of the Agreement and Plan of Merger as it relates to Section 2.2(a).

            2. If a laser manufactured by or for LaserSight which uses part or all of the know how of the Kremer Laser is approved by the FDA for general commercial use for the treatment of hyperopia (the "Hyperopia Approval") prior to June 1, 1999, then within thirty (30) days after the date of such approval, LaserSight will pay to the Kremer Parties that number of shares of Common Stock which results from dividing (A) $1,000,000.00 by (B) the average closing price of a share of Common Stock for the ten
                  (10) day period immediately preceding the date of the Hyperopia Approval (the "Hyperopia Consideration"). The number of shares to be issued pursuant to this paragraph 2 shall be limited by the terms of Section 2.3 of the Agreement and Plan of Merger. The last sentence of Section 2.2(c) is hereby deleted. If Hyperopia Approval is granted on or after June 1, 1999 but prior to June 1, 2000, then the $1,000,000.00 amount utilized to calculate the Hyperopia Consideration shall be reduced by the number resulting from multiplying $2,739.73 by the number of days which have elapsed since June 1, 1999. If Hyperopia Approval is granted on or after June 1, 2000 no payment shall be due pursuant to this paragraph 2. If between the date hereof and June 1, 2000 another entity which is seeking Hyperopia Approval (the "Third Party") either purchases substantially all of LaserSight's assets or acquires at least eighty-five percent (85%) of LaserSight's outstanding Common Stock or LaserSight purchases substantially all of the Third Party's assets or acquires at least eighty-five percent (85%) of the Third Party's outstanding common stock, and subsequent to the closing of such transaction either ceases to actively pursue or abandons Hyperopia Approval, then upon the date the relevant party ceases to actively pursue or abandons Hyperopia Approval it shall be deemed that Hyperopia Approval has been obtained.

                  The payment described in this section shall be in lieu of the payment described in Section 2.2(c) of the Agreement and Plan of Merger and upon making such payment (or if Hyperopia Approval is not obtained prior to June 1, 2000) LaserSight shall have no further obligation pursuant to such Section
                  other  than  its  indemnification   obligations  contained  in
                  Section 8 of the Agreement and Plan of Merger.

                  You agree, as your time permits, to assist LaserSight in obtaining the Hyperopia Approval described in this paragraph 2 by (i) performing clinical trials, (ii) providing LaserSight with the results of such trials in a form which may be used for preparation for submission to the FDA, and (iii) performing such other services as are agreed to by the parties from time to time. In connection with such assistance you agree to only utilize the services of current LaserSight employees, which shall be provided to you promptly upon your request, and not to retain any third parties without LaserSight's prior approval. LaserSight shall comply with
                  Section 6.5 (other than 6.5(iii)) of the Agreement and Plan of Merger and all references to FDA Approval shall be deemed to refer to Hyperopia Approval, references to the PMA application shall be deemed to refer to the hyperopia application and references to PMA shall be deemed to refer to a PMA for Hyperopia Approval. You shall not have liability of any nature whatsoever based on LaserSight's failure to obtain Hyperopia Approval.

         3. Within two weeks after the Payment Date, LaserSight shall provide you with a scanning laser which, as further described below, you shall utilize to pursue FDA equivalency approval of LaserSight's refractive scanning laser system (which is currently in clinical trials) as compared to the FDA approval granted to the Kremer Laser on July 29, 1998 in connection with the PMA (the "FDA Equivalence Approval").

                  You directly or indirectly agree to utilize, as your time permits, the scanning laser provided by LaserSight, together with such other resources which you deem necessary, to generate clinical data for submission to the FDA in order to facilitate receipt of FDA Equivalence Approval. LaserSight shall be responsible for reasonable out-of-pocket costs and expenses actually incurred in amounts not to exceed $150,000.00 in connection with your pursuit of the FDA Equivalence Approval and any expenses in excess of such amount shall be borne by you, unless approved in advance by LaserSight. LaserSight shall reimburse you within thirty (30) days after it receives proper documentation of expenses incurred pursuant to the terms of the previous sentence. By the tenth day after the end of each month, LaserSight shall provide to you a written report setting forth in detail the amount of costs and expenses incurred in the immediately prior month and cumulatively from the date the scanning laser has been received by you in connection with the LaserSight resources you have utilized. Within five (5) days after your receipt of such report from LaserSight you will provide LaserSight with a report that sets forth all costs and expenses (on a monthly and cumulative basis) you have incurred in connection with the pursuit of the FDA Equivalence Approval. LaserSight shall have the right to terminate your involvement in this process and the above-described funding if LaserSight determines that you have failed to satisfy your obligations in connection with this paragraph 3. In the event of such a termination by LaserSight, LaserSight will reimburse you for costs and expenses incurred (pursuant to the terms of this paragraph) prior to the date of such termination. You shall not have any liability of any nature whatsoever based on LaserSight's failure to obtain FDA Equivalence Approval.

                  If on or prior to the date which is four (4) months after the date on which LaserSight delivers to you the scanning laser described in this paragraph (the "Equivalency Approval Date") FDA grants the FDA Equivalence Approval, then LaserSight will pay the Kremer Parties $1,000,000.00. If such approval is received after the Equivalency Approval Date but prior to the first year anniversary of the Equivalency Approval Date, then LaserSight shall pay the Kremer Parties $1,000,000.00 less the number resulting from multiplying $2,739.73 times the number of days which have elapsed since the Equivalency Approval Date. If FDA Equivalence Approval is granted on or after the first year anniversary of the Equivalency Approval Date no payment shall be due pursuant to this paragraph 3. Any payment required by the terms of this paragraph shall be made within 10 days after the receipt of FDA Equivalence Approval by wire transferring, in immediately available funds, the required payment amount to an account or accounts designated by you as agent for the Kremer Parties.

                  The payment described in this section shall be in lieu of the payment described in Section 2.2(d) of the Agreement and Plan of Merger and upon making such payment (or if FDA Equivalence Approval is not obtained prior to the first year anniversary of the Equivalency Approval Date) LaserSight shall have no further obligation pursuant to such Section other than its indemnification obligations contained in Section 8 of the Agreement and Plan of Merger.

            4. If LaserSight acquires (through license, with the ability to sublicense, or otherwise) the rights to utilize the patents previously held by Pillar Point Partners, Summit Technology, Inc. or Visx, Inc. (collectively, the "PP Patents") and as a result of such acquisition is not required in connection with such acquisition to pay a per procedure fee or royalty, then LaserSight agrees that it will not assert against you, Eyes of the Future, P.C., a Pennsylvania professional corporation ("EOTF"), Frederic B. Kremer, M.D., P.C., a Pennsylvania professional corporation ("PC"), or a Kremer Affiliate (as defined in the Patent Purchase Agreement, dated July 15, 1997, between you and LaserSight) for so long as you maintain an ownership interest of at least 25% in EOTF and PC and satisfy such definition of Kremer Affiliate, as applicable, any claim for infringement of such Pillar Point patents based on your or such entities' use of up to three (3) excimer lasers. The non-assertion clauses of this section do not constitute a license or convey any right or interest in the PP Patents and is not assignable or otherwise transferable by you or such entities. In addition, LaserSight agrees that it will license lasers purchased (in excess of the three (3) lasers mentioned immediately above) by you, EOTF and/or PC (as long as you maintain an ownership interest of at least 25% in such entities) and/or a Kremer Affiliate on terms and conditions then utilized by LaserSight for licenses of a similar scope (e.g., number of lasers covered by such license, volume of procedures performed by the licensee, patents covered by the license, etc.) and that if subsequent to the grant of such license to you, EOTF, PC or a Kremer Affiliate LaserSight grants a license of a similar scope (taking into account the number of lasers covered by such license, volume of procedures performed by the licensee, patents covered by the license, etc.) except at more favorable per procedure or royalty rate than those previously provided to you, EOTF, PC or a Kremer Affiliate, LaserSight shall notify the relevant party and such party will be entitled to receive the more favorable per procedure or royalty rate subject to the same terms and conditions under which such more favorable rates have been granted.

                  Notwithstanding the foregoing, if in connection with LaserSight acquiring (through licensure or otherwise) the right to utilize the PP Patents, LaserSight is required to pay a per procedure fee or other royalty, then the terms of this section will not preclude LaserSight from charging you, EOTF, PC or a Kremer Affiliate such fees or royalties (but no amount in addition to such fees or royalties) for up to fifteen (15) lasers. In addition, LaserSight agrees that it will license lasers purchased (in excess of the fifteen (15) lasers mentioned immediately above) by you, EOTF and PC (as long as you maintain an ownership interest of at least 25% in such entities) and a Kremer Affiliate on terms and conditions then utilized by LaserSight for licenses of a similar scope (e.g., number of lasers covered by such license, volume of procedures performed by the licensee, patents covered by the license, etc.) and that if subsequent to the grant of such license to you, EOTF, PC or a Kremer Affiliate LaserSight grants a license of a similar scope (taking into account the number of lasers covered by such license, volume of procedures performed by the licensee, patents covered by the license, etc.) except at more favorable per procedure or royalty rates than those previously provided to you, EOTF, PC or a Kremer Affiliate, LaserSight shall notify the relevant party and such party will be entitled to receive the more favorable per procedure or royalty rate subject to the same terms and conditions under which such more favorable rates have been granted.

         5. The right to receive royalties described in Section 2(c) of your Consulting Agreement with LaserSight dated July 15, 1997 shall end on August 1, 1999 rather than as currently stated in such agreement.

         6. Except as modified hereby the agreements referenced in this letter shall remain in full force and effect.

         7. You and the parties hereto agree to execute any and all agreements, including, without limitation, certain amendments to the Agreement and Plan of Merger, which may be necessary to fully and accurately document and carry out the terms of this letter.

         8. LaserSight hereby acknowledges and agrees that (i) the 25,000 stock options previously granted to Dr. Kremer did not terminate thirty (30) days after the termination of his Consulting Agreement with LaserSight, (ii) such options vest pursuant to the following schedule, and (iii) such options expire on July 29, 2002:

                                                                Number of             Cumulative
               Year                  Percentage Vested          Shares Vested         Number of Shares
               ----                  -----------------          -------------         ----------------

               0-1                   0                          0                     0
               1-2                   25%                        6,250                 6,250
               2-3                   25%                        6,250                 12,500
               3-4                   25%                        6,250                 18,750
               4-5                   25%                        6,250                 25,000


         Since this letter shall serve as an amendment to the various agreements it will only be valid upon execution by all the parties indicated below.

         Please review the enclosed and contact me with any questions you may have. If none, please have this letter executed by all parties and return to my attention. LaserSight, intending to be legally bound, has signed this letter agreement.

         If the LaserSight Board does not approve this letter agreement on or before September 17, 1998, this letter agreement shall be void and the Kremer Parties and LaserSight may exercise any rights under the Agreement and Plan of Merger, including, but not limited to, the unwind.

                                Very truly yours,

                             LASERSIGHT INCORPORATED


                                    /s/Michael R. Farris
                               By:  ----------------------------------
                                    Michael R. Farris
                                    President and Chief Executive Officer
                                    Dated:  September 15, 1998


PHOTOMED, INC.                              PHOTOMED ACQUISITION, INC.

   /s/Frederic B. Kremer, M.D.       /s/ Michael R. Farris
By:---------------------------  By: ----------------------------------
Its:--------------------------       Michael R. Farris
Dated: September 15, 1998            President and CEO
                                     Dated: September 15, 1998


/s/Frederic B. Kremer, M.D.           /s/Robert Sataloff
---------------------------------    ----------------------------------
Frederic B. Kremer, M.D.             Robert Sataloff, Trustee for Alan Stewart
Dated: September 15, 1998            Kremer, u/t/d December 27, 1991
                                     Dated September 15, 1998


/s/Linda Kremer                       /s/ Robert Sataloff
---------------------------------    ----------------------------------
Linda Kremer                         Robert Sataloff, Trustee for Mark Adam
Dated September 15, 1998             Kremer, u/t/d December 27, 1991
                                     Dated: September 15, 1998